Exhibit 10.12

Teledyne Technologies Incorporated Performance Plan
(under the Amended and Restated 2014 Incentive Award Plan)

[Insert date of award]

The Performance Plan (“PP”) is a long-term incentive plan designed to reward executives and certain key employees (“Participants”) for the Company’s achievement of pre-specified financial goals over a three-fiscal-year period (the “Performance Period”). A new Performance Period cycle is established each fiscal year with overlapping Performance Period cycles, subject to the approval of the Personnel and Compensation Committee.

Performance Measurement
Company performance is measured using the following weighted financial metrics and aligns Participants with stockholder interests:

Financial Metric	Three-year aggregate corporate operating profit	Three-year aggregate corporate revenue	Three-year relative Total Shareholder Return (TSR) versus the S&P 500 Index
Weighting	40%	30%	30%

At the beginning of each Performance Period, a matrix setting the three-year performance goals for the financial metrics above will be established and submitted for the Personnel and Compensation Committee’s approval. Depending on actual performance against the pre-determined goals, payouts under the PP after the conclusion of a Performance Period may be from 0% to 200% of Target. Awards will be denominated 100% cash during the Performance Period. Income before taxes and revenue generally includes contributions from acquisitions during the performance cycle and may be adjusted to reflect the impact of significant changes in accounting principles, discontinued operations, unusual or extraordinary corporate transactions, events or developments, and unusual tax benefits, at the sole discretion of the Personnel and Compensation Committee.

	Goal as Percent of Target				Payout
	Three-year aggregate corporate operating profit	Three-year aggregate corporate revenue	Three-year relative Total Shareholder Return (TSR) as a percentile of the S&P 500 Index	TSR Component Payout at Percentile
Maximum	120%	120%	75%	200%	200%
Target	100%	100%	50%	100%	100%
Threshold	75%*	67%	25%	50%	15%
* No awards are made if the three-year aggregate operating profit is less than 75% of Target, unless otherwise determined by the Personnel and Compensation Committee.

Note that results between anchor points in the table above are interpolated on a linear basis.
Relative TSR will be determined by the Personnel and Compensation Committee based on the percentile ranking for the Performance Period (as measured based on the twenty-day average closing stock price immediately preceding the start of the Performance Period compared to the twenty-day average closing stock price immediately preceding the end of the Performance Period) of the Company’s cumulative total shareholder return (consisting of per share appreciation in Common Stock plus reinvested dividends and other distributions paid on Common Stock) among the companies (ranked by cumulative total shareholder returns consisting of per share appreciation in each company’s equity plus reinvested dividends and other distributions paid on equity) in the S&P 500 Index, as determined and certified by the Personnel and Compensation Committee. For the avoidance of doubt, the twenty-day average preceding the beginning of the performance period shall be based on the twenty trading days prior to and excluding the first day of the Performance Period and the twenty-day average preceding the end of the Performance Period shall be based on the twenty trading days prior to and including the last trading day of the Performance Period.
For purpose of this Agreement, “S&P 500 Index” means the comparison group consisting of each of the companies that comprise the S&P 500 as of the beginning of the Performance Period, excluding any companies that have been removed from the Index during the Performance Period.
THE DETERMINATION OF THE PERSONNEL AND COMPENSATION COMMITTEE AS TO THE PERFORMANCE MEASUREMENT AND PAYOUT PERCENTAGE IS FINAL AND BINDING.

Participation
This Plan is intended to be restricted to Participants whose actions most directly affect the long-term success of the Company. Participation will be determined based on nomination by the Executive Chairman or Chief Executive Officer and approval by the Personnel and Compensation Committee. A Participant’s target award is based on a stated percent of the Participant’s annual base salary at the time the Performance Plan award for a particular Performance Period is set (referred to as a Participant’s “Participation Percentage”). Participation Percentage varies by position from 10% to 120%. Participation in one cycle does not guarantee participation in any subsequent Performance Period.

Calculation of Performance Award at Target

The Personnel and Compensation Committee shall have full power to revise and adjust the Target Performance Award for a three-year cycle and the positions eligible to participate in the Plan at any time during the three-year performance period.

Timing of Payment
Payments will be made as soon as practicable following the closing of the Performance Period and approval of the award amounts by the Personnel and Compensation Committee. Payments will be made in cash through local payroll.

Clawback Policy
Any award under this plan is subject to the provisions of any claw-back policy implemented by Teledyne, as contemplated by the Amended and Restated Teledyne Technologies Incorporated 2014 Incentive Award Plan, including, without limitation, the Executive Compensation Recoupment (Clawback) Policy effective as of October 2, 2023 or any successor policy.

Non-Transferability
Performance Awards are non-transferable.

Termination of Employment
If a Participant terminates employment because of retirement, death or disability, such Participant’s PP participation will be prorated based on the number of full months of employment, divided by 36. Awards will be paid at the same time as Awards are paid to active Participants. Whether the termination was because of retirement, death or disability will be determined by the Company in its sole discretion.

If a Participant’s employment terminates for any other reason prior to the conclusion of the Performance Period, the current cycle’s payment will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.

Change of Control
In the event of a change in control, a Participant’s participation will be pro-rated based on the number of full months of employment during the cycle, divided by 36, assuming applicable goals are met at 100% of performance targets. On a change in control, awards are paid thirty days following the change in control event.

Tax Consequences
For U.S. Federal income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at ordinary income tax rates in the year in which it is received. State and local income tax laws generally provide for the same treatment. The Company is required to withhold applicable taxes at the time it makes any payment.

Canada

For Canada income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal federal and provincial income tax rates, plus social taxes (if the threshold has not been met), in the year in which it is received. The Company is required to withhold applicable taxes at the time it makes any payment.

Denmark

For Danish income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates, plus social taxes, in the year in which it is received. The Company is required to withhold applicable taxes at the time it makes any payment.

France

For France income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates, plus social taxes (including CSG and CRDS), in the year in which it is received. The Company is required to withhold applicable taxes at the time it makes any payment.

Netherlands

For Netherlands income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates, plus social taxes (if the threshold has not been met), in the year in which it is received. The Company is required to withhold applicable taxes at the time it makes any payment.

Norway

For Norway income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates, plus social taxes, in the year in which it is received. The Company is required to withhold applicable taxes at the time it makes any payment.

Spain

For Spain income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates, plus social taxes, in the year in which it is received. The Company is required to withhold applicable taxes at the time it makes any payment.

Sweden

For Sweden income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates (including municipal taxes), plus social taxes (if the threshold has not been met), in the year in which it is received. The Company is required to withhold applicable taxes (with the exception of social tax, as there is no employee social tax due in payroll) at the time it makes any payment; however, the Company cannot withhold more than the Participant’s cash salary in the month of withholding. If the Participant’s salary is not sufficient to meet the income tax arising, the Participant must make a supplementary payment to the tax authorities (i.e., the withholding obligation cannot be rolled over into a subsequent month). Note that 100% of the employee social tax can be credited against the income tax liability, making the effective social tax rate 0%.

United Kingdom

For UK income tax purposes, the cash payment made to a Participant under the PP is taxable as wages at marginal income tax rates, plus National Insurance Contributions (NIC), in the year in which it is received. The Company is required to withhold applicable taxes via the PAYE system at the time it makes any payment.

Plan Risk
Although the PP is a cash-only plan, a portion of the formula for calculating any potential payments under the plan considers Teledyne’s three-year relative Total Shareholder Return (TSR) versus the S&P 500 Index. Teledyne’s stock price has fluctuated, and it may continue to do so. Many factors could affect our stock price, including variations in our operating results and acquisitions and other strategic actions taken by Teledyne, as well as factors beyond our control. Other factors include, general economic factors, our ability to service our indebtedness and comply with covenants in our debt agreements, energy prices and availability, exchange rate fluctuations, the impact of inflation, supply chain constraints, the policies of the new U.S. Presidential Administration, potential new tariffs imposed on China, Canada and Mexico, the possibility of a government shutdown, international and domestic unrest and terrorism, the impacts of the war between Russia and Ukraine and the war between Israel and Hamas, increasing tensions and trading constraints between the U.S. and China, extreme weather and natural disasters, including those caused by climate change, and our ability to respond to risks and opportunities associated with artificial intelligence.

Additional Information
If you have any questions, please contact:

Melanie S. Cibik
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360
Telephone: 805-373-4605
Email: melanie.cibik@teledyne.com